CERTIFICATE OF TRUST

OF

CALAMOS LONG/SHORT EQUITY INCOME 2028 TERM TRUST

The undersigned, constituting all of the members of the Board of Trustees of the Calamos Long/Short Equity Income 2028 Term Trust (the “Trust”), in order to form a Delaware statutory trust pursuant to Section 3810 of the Delaware Statutory Trust Act, hereby certifies the following:

1. The name of the Delaware statutory trust is Calamos Long/Short Equity Income 2028 Term Trust.

2. The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

3. Notice is hereby given that pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof, and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

4. The registered office of the Trust in Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

5. The registered agent for service of process on the Trust is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

6. This Certificate of Trust shall be effective on the date it is filed with the Office of the Delaware Secretary of State.

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IN WITNESS WHEREOF, the undersigned Trustee of the Trust has executed this Certificate as of the 11th day of September, 2017.

/s/ John P. Calamos	/s/ Virginia G. Breen
John P. Calamos	Virginia G. Breen
Trustee	Trustee

/s/ Stephen B. Timbers	/s/ John E. Neal
Stephen B. Timbers	John E. Neal
Trustee	Trustee

/s/ David D. Tripple	/s/ William R. Rybak
David D. Tripple	William R. Rybak
Trustee	Trustee